 Exhibit 99.1

Oncocyte Closes Merger Agreement to Acquire Insight Genetics

Acquisition broadens suite of molecular diagnostic tests to include potentially transformative immunotherapy response prediction test demonstrated to outperform PD-L1 and TMB

Enables significant pharma services opportunity including immunotherapy trials and development of companion diagnostics in lung cancer and other solid tumors

IRVINE, Calif., February 5, 2020 — Oncocyte Corporation (NYSE American: OCX), a molecular diagnostics company with a mission to provide actionable answers at critical decision points across the cancer care continuum, today announced that it has closed its previously announced merger agreement with Insight Genetics (IG). The acquisition expands the decision points addressed by Oncocyte’s portfolio of tests with the addition of a potentially transformative immuno-oncology diagnostic test and will also add diverse technology and pharma service offerings including targeted therapeutic panels and a pharma trial lab compliant with 21 C.F.R Parts 820 and 11.

“The Insight Genetics’ IM Score test was an ideal addition to the Oncocyte portfolio, and while our current focus is on lung cancer, this acquisition significantly expands our suite of proprietary tests to manage key decision points potentially across multiple stages and types of cancers,” said Ron Andrews, CEO of Oncocyte. “With immunotherapies currently approved for thirteen solid tumors and additional clinical trials in progress to advance these treatments to earlier stages of cancer, there is a growing need for accurate immunotherapy response prediction tests. Data presented at SITC in November show our new IM Score test outperforms two currently marketed tests for immunotherapy selection suggesting this may be a transformative test to identify immunotherapy responders. This acquisition is an important step in the evolution of Oncocyte as it not only expands our impact to a broader patient population but also provides us access to a CLIA certified lab with the certifications required to submit data to regulatory agencies around the world. Having the ability to truly partner with pharma companies and assist in their global regulatory approvals will help us grow significant new opportunities for pharma services in the expanding immunotherapy and companion diagnostic markets. We are proud of our exceptional progress and look forward to continued growth as we establish Oncocyte as leaders in lung cancer diagnostics and beyond.”

At closing, Oncocyte delivered $6.4 million in cash, which was net of a $0.6 million cash holdback, plus 1.9 million shares of Oncocyte common stock valued at $5 million.

This general description is qualified in its entirety by the terms of the Agreement and Plan of Merger that will be filed as an exhibit to Oncocyte’s Form 8-K on or about February 5, 2020.

About Insight Genetics

Insight Genetics is dedicated to improving the lives of cancer patients through advanced molecular diagnostics that enable precision cancer care. The company specializes in the discovery, development and commercialization of molecular diagnostics that detect specific cancer biomarkers in triple negative breast cancer and lung cancer to assist in guiding the effective diagnosis, treatment and monitoring of cancer. Insight Genetics partners with leading academic researchers, pharmaceutical and biotechnology companies, clinical reference laboratories, and IVD kit manufacturers to create new standards of care for cancer patients worldwide.

About Oncocyte Corporation

Oncocyte is a molecular diagnostics company whose mission is to provide actionable answers at critical decision points across the cancer care continuum, with the goal of improving patient outcomes by accelerating and optimizing diagnosis and treatment. The Company is currently preparing to launch DetermaRx™, a treatment stratification test that enables the identification of early-stage lung cancer patients at high risk for recurrence post-resection, allowing them to be treated when their cancer may be more responsive to adjuvant chemotherapy. DetermaDx™, the company’s liquid biopsy test in development, utilizes a proprietary immune system interrogation approach to clarify if a patients’ lung nodules are benign, which may enable them to avoid potentially risky invasive diagnostic procedures.

DetermaDx and DetermaRx are trademarks of Oncocyte Corporation.

Oncocyte Forward Looking Statements

Oncocyte cautions you that this press release contains forward-looking statements concerning, but not limited to, the acquisition of Insight Genetics. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to the development of DetermaDx and the ongoing Clinical Validation study, the impact of the anticipated commercial launch of DetermaRx, unexpected expenditures or assumed liabilities or other unanticipated difficulties resulting from the acquisition of Insight Genetics, implementation and results of research, development, clinical trials and studies, commercialization plans, future financial and/or operating results, and future opportunities for Oncocyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of our third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests we commercialize, and risks inherent in acquisitions such as failure to realize the anticipated benefits of the acquisition, unexpected expenditures or assumed liabilities that may be incurred as a result of the acquisition, unanticipated difficulties in conforming business practices, including accounting policies, procedures and internal controls, and financial records of Insight Genetics with Oncocyte, inability to accurately forecast the performance of Insight Genetics resulting in unforeseen adverse effects on Oncocyte’s operating results, failure to retain or integrate Insight Genetics personnel, greater than estimated allocations of Oncocyte resources to develop and commercialize Insight Genetics technologies or failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Bob Yedid
LifeSci Advisors, LLC
646-597-6989
bob@lifesciadvisors.com

Media Contact

Cait Williamson, Ph.D.
LifeSci Communications, LLC
646-751-4366
cait@lifescicomms.com